Exhibit 99.1

                         SJW CORP. ANNOUNCES
     AGREEMENT TO PURCHASE ASSETS OF CANYON LAKE WATER SUPPLY
                   CORPORATION, CANYON LAKE, TEXAS


     SAN JOSE, CA, October 4, 2005 - SJW Corp. (AMEX:SJW) announced today that SJWTX Water, Inc. (SJWTX Water), a newly formed Texas corporation and wholly-owned subsidiary of SJW Corp., and Canyon Lake Water Supply Corporation (CLWSC), a Texas nonprofit water supply corporation, have signed an agreement pursuant to which SJWTX Water agreed to purchase substantially all of the assets of CLWSC.

     CLWSC is a member-owned nonprofit water utility headquartered in Canyon Lake, Texas. The utility serves a population of approximately 20,000 with more than 6,700 connections in a service area comprising approximately 390 square miles surrounding Canyon Lake in western Comal County and southern Blanco County.

     The purchase price of the assets consists of $3.2 million in cash payable to CLWSC at closing; SJWTX Water's assumption, retirement or recapitalization of all of CLWSC's outstanding debt and bond obligations (approximately $20 million); and SJWTX Water's payment of certain CLWSC transaction expenses.

     The acquisition will be subject to the satisfaction of various conditions set forth in the agreement, including the approval of the members of CLWSC and the Texas Commission on Environmental Quality and other approvals required under the parties' governing documents and applicable laws and regulations.



This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.